Exhibit 99.1

CONTACT:	MARK J. GRESCOVICH,
PRESIDENT & CEO
ROBERT G. BUTTERFIELD, CFO
(509) 527-3636

NEWS RELEASE

Banner Corporation Reports Net Income of $51.2 Million, or $1.49 Per Diluted Share, for Fourth Quarter 2025;
Earns $195.4 Million in Net Income, or $5.64 Per Diluted Share, for the Full Year of 2025;
Declares Quarterly Cash Dividend of $0.50 Per Share

Walla Walla, WA - January 21, 2026 - Banner Corporation (NASDAQ GSM: BANR) (“Banner”), the parent company of Banner Bank, today reported net income of $51.2 million, or $1.49 per diluted share, for the fourth quarter of 2025, compared to $53.5 million, or $1.54 per diluted share, for the preceding quarter and $46.4 million, or $1.34 per diluted share, for the fourth quarter of 2024. Net interest income was $152.4 million for the fourth quarter of 2025, compared to $150.0 million in the preceding quarter and $140.5 million for the fourth quarter a year ago. The increase in net interest income compared to both the preceding quarter and the prior year quarter primarily reflects a decrease in overall funding costs and an increase in the average balance of interest-earning assets. The increase compared to the prior year quarter also reflects an increase in the average yield of interest-earning assets. Fourth quarter 2025 results included a $2.4 million provision for credit losses, compared to $2.7 million in the preceding quarter and $3.0 million in the fourth quarter of 2024. Net income was $195.4 million, or $5.64 per diluted share, for the year ended December 31, 2025, compared to net income of $168.9 million, or $4.88 per diluted share, for the year ended December 31, 2024. Banner’s results for the year ended December 31, 2025 include a $13.0 million provision for credit losses, a $374,000 net gain on the sale of securities and a $1.4 million net decrease in the fair value adjustments on financial instruments carried at fair value, compared to a $7.6 million provision for credit losses, a $5.2 million net loss on the sale of securities and a $1.0 million net decrease in the fair value adjustments on financial instruments carried at fair value during the same period in 2024.
Banner announced that its Board of Directors declared a regular quarterly cash dividend of $0.50 per share payable February 13, 2026, to common shareholders of record on February 3, 2026.
“Banner’s fourth quarter performance reaffirms the value of our super community bank strategy, which focuses on building client relationships, preserving a strong funding base, and delivering exceptional service while sustaining a moderate risk profile,” said Mark Grescovich, President and CEO. “Our earnings for the fourth quarter of 2025 benefited from year over year loan growth as well as lower funding costs and an improved net interest margin. The strategic investments we have made across the organization are delivering tangible returns and are further strengthening Banner for long-term success. Additionally, Banner’s credit quality remains strong, supported by stable credit metrics, a well-funded reserve for loan losses, and a robust capital position that provides resilience and flexibility for future growth. We also continue to benefit from a strong core deposit base, with core deposits representing 89% of total deposits at year-end. For 135 years, Banner has honored its core values by consistently doing the right thing for our clients, communities, colleagues, company and shareholders. Our long-standing commitment has enabled us to earn trust, navigate change with confidence and continue building a strong foundation for the future.”
At December 31, 2025, Banner, on a consolidated basis, had $16.35 billion in assets, $11.56 billion in net loans and $13.74 billion in deposits. Banner operates 135 full-service branch offices, including branches located in eight of the top 20 largest western Metropolitan Statistical Areas by population.

BANR - Fourth Quarter 2025 Results
January 21, 2026

Fourth Quarter 2025 Highlights
•Net interest margin, on a tax equivalent basis, was 4.03% for the current quarter, compared to 3.98% in the preceding quarter and 3.82% in the fourth quarter a year ago.
•Revenue was $167.7 million for the fourth quarter of 2025, compared to $170.7 million in the preceding quarter and increased 4% from $160.6 million in the fourth quarter a year ago.
•Adjusted revenue* (the total of net interest income and total non-interest income adjusted for the net gain or loss on the sale of securities, the net change in valuation of financial instruments, and gains or losses incurred on building and lease exits) was $169.9 million in the fourth quarter of 2025, compared to $168.7 million in the preceding quarter and $160.1 million in the fourth quarter a year ago.
•Net interest income was $152.4 million in the fourth quarter of 2025, compared to $150.0 million in the preceding quarter and increased 8% from $140.5 million in the fourth quarter a year ago.
•Mortgage banking operations revenue was $3.6 million for the fourth quarter of 2025, compared to $3.3 million in the preceding quarter and $3.7 million the fourth quarter a year ago.
•Return on average assets was 1.24% for the fourth quarter of 2025, compared to 1.30% in the preceding quarter and 1.15% in the fourth quarter a year ago.
•Net loans receivable were $11.56 billion at December 31, 2025, compared to $11.54 billion at September 30, 2025, and increased 3% compared to $11.20 billion at December 31, 2024.
•Total deposits were $13.74 billion at December 31, 2025, compared to $14.02 billion at September 30, 2025 and $13.51 billion at December 31, 2024.
•Core deposits represented 89% of total deposits at December 31, 2025.
•Non-performing assets were $51.2 million, or 0.31% of total assets, at December 31, 2025, compared to $45.3 million, or 0.27% of total assets, at September 30, 2025, and $39.6 million, or 0.24% of total assets, at December 31, 2024.
•The allowance for credit losses - loans was $160.3 million, or 1.37% of total loans receivable, as of December 31, 2025, compared to $159.7 million, or 1.36% of total loans receivable, as of September 30, 2025, and $155.5 million, or 1.37% of total loans receivable, as of December 31, 2024.
•Dividends paid to shareholders were $0.50 per share in the quarter ended December 31, 2025, up from $0.48 per share paid in the preceding quarter.
•Common shareholders’ equity per share increased 2% to $57.08 at December 31, 2025, compared to $55.71 at the preceding quarter end, and increased 11% from $51.49 at December 31, 2024.
•Tangible common shareholders’ equity per share* increased 3% to $46.09 at December 31, 2025, compared to $44.79 at September 30, 2025, and increased 14% from $40.57 at December 31, 2024.
•Repurchased 249,975 shares of Banner common stock during the fourth quarter of 2025 at an average price of $63.14 per share.

*Non-GAAP (Generally Accepted Accounting Principles) financial measure; See, “Additional Financial Information - Non-GAAP Financial Measures” on the final two pages of this press release for a reconciliation of non-GAAP financial measures.

Income Statement Review
Net interest income was $152.4 million in the fourth quarter of 2025, compared to $150.0 million in the preceding quarter and $140.5 million in the fourth quarter a year ago. Net interest margin, on a tax equivalent basis, increased five basis points to 4.03% for the fourth quarter of 2025, compared to 3.98% in the preceding quarter, and increased 21 basis points from 3.82% in the fourth quarter a year ago. The net interest margin for the current quarter benefited from lower funding costs.
Interest income was $205.0 million in the fourth quarter of 2025, compared to $205.8 million in the preceding quarter and $196.4 million in the fourth quarter of 2024. Average yields on interest-earning assets decreased four basis points to 5.39% for the fourth quarter of 2025, compared to 5.43% for the preceding quarter, primarily reflecting lower average loan yields. Compared to the fourth quarter of 2024, average yields on interest-earning assets increased eight basis points from 5.31%, primarily due to increases in both the yield and average balance of loans. Average loan yields decreased seven basis points to 6.10% in the fourth quarter of 2025, compared to 6.17% in the preceding quarter, and increased eight basis points from 6.02% in the fourth quarter a year ago. The decrease in average loan yields during the current quarter was largely the result of three 25 basis point decreases by the Federal Reserve in the target Fed Funds Rate during the third and fourth quarters of 2025.
Interest expense was $52.5 million in the fourth quarter of 2025, compared to $55.9 million in both the preceding quarter and the fourth quarter a year ago. Total deposit costs decreased seven basis points to 1.43% in the fourth quarter of 2025, compared to 1.50% in the preceding quarter and decreased 10 basis points compared to 1.53% in the fourth quarter a year ago. The decrease in deposit costs in the current quarter compared to the same quarter a year ago was primarily due to the previously mentioned decrease in the target Fed Funds Rate. The average rate paid on borrowings decreased 25 basis points to 3.93% in the fourth quarter of 2025, compared to 4.18% in the preceding quarter, and decreased compared to 4.57% in the fourth quarter a year ago, primarily due to declines in both market interest rates and the average balance of borrowings. The total cost of funding liabilities decreased 10 basis points to 1.47% in the fourth quarter of 2025, compared to 1.57% in the preceding quarter, and decreased 13 basis points from 1.60% in the fourth quarter a year ago, primarily due to deposit interest rate declines and decreases in both the average balance and cost of borrowings.
A $2.4 million provision for credit losses was recorded in the current quarter (comprised of a $1.5 million provision for credit losses - loans and a $945,000 provision for credit losses - unfunded loan commitments). This compares to a $2.7 million provision for credit losses in the prior quarter (comprised of a $1.4 million provision for credit losses - loans and a $1.3 million provision for credit losses - unfunded loan commitments) and a $3.0 million provision for credit losses in the fourth quarter a year ago (comprised of a $3.2 million provision for credit losses - loans and a $203,000 recapture of provision for credit losses - unfunded loan commitments).

BANR - Fourth Quarter 2025 Results
January 21, 2026

Total non-interest income was $15.2 million in the fourth quarter of 2025, compared to $20.7 million in the preceding quarter and $20.0 million in the fourth quarter a year ago. The decrease from the preceding quarter was primarily due to a $2.7 million decline in miscellaneous income, reflecting losses incurred on the disposition of assets during the current quarter, compared to gains recognized on asset sales in the prior quarter. In addition, fair value adjustments on financial instruments carried at fair value decreased by $2.2 million during the current quarter. Compared to the fourth quarter of 2024, the decrease in non-interest income was also primarily attributable to lower miscellaneous income, reflecting losses incurred on asset dispositions during the current quarter, compared to a gain recognized on the sale of a non-performing loan in the fourth quarter of 2024. Total non-interest income was $72.8 million for the year ended December 31, 2025, compared to $66.9 million for the same period a year earlier.
Mortgage banking operations revenue was $3.6 million in the fourth quarter of 2025, compared to $3.3 million in the preceding quarter and $3.7 million in the fourth quarter a year ago. The volume of one- to four-family loans sold during the fourth quarter of 2025 decreased compared to both the preceding quarter and the prior year quarter. The decrease compared to the preceding quarter was primarily due to seasonal trends and market conditions. The decrease from the same quarter in the prior year was mainly attributable to a pooled loan sale that occurred during the fourth quarter of 2024. Home purchase activity accounted for 81% of one- to four-family mortgage loan originations in the fourth quarter of 2025, compared to 88% in the preceding quarter and 79% in the fourth quarter of 2024.
Total non-interest expense was $104.1 million in the fourth quarter of 2025, compared to $102.0 million in the preceding quarter and $99.5 million in the fourth quarter of 2024. The increase from the previous quarter reflected a $493,000 increase in salary and employee benefits, resulting from increased medical claims expense, a $639,000 decrease in capitalized loan origination costs, primarily due to a reduction in the origination of construction, land and land development loans, as well as a reduction in the volume of one- to four-family loans sold, an $842,000 increase in information and computer data services expense, primarily due to increased software expense, and a $411,000 increase in professional and legal expenses, primarily due to a pending legal settlement. The increases were partially offset by a $666,000 decrease in occupancy and equipment costs, primarily due to lower rent expense. In addition, the current quarter included losses of $434,000 related to building and lease exit costs, compared to $1.0 million of such costs in the previous quarter. The increase compared to the same quarter a year ago primarily reflects increases in salary and employee benefits, information and computer data services, payment and card processing services and miscellaneous expenses, partially offset by a decrease in professional and legal expenses. For the year ended December 31, 2025, total non-interest expense was $408.8 million, compared to $391.5 million for the year ended December 31, 2024.
Banner’s efficiency ratio was 62.11% for the fourth quarter of 2025, compared to 59.76% in the preceding quarter and 61.95% in the same quarter a year ago. Banner’s adjusted efficiency ratio, a non-GAAP financial measure, was 59.87% for the fourth quarter of 2025, compared to 58.54% in the preceding quarter and 60.74% in the year-ago quarter. See, “Additional Financial Information - Non-GAAP Financial Measures” on the final two pages of this press release for a discussion and reconciliation of non-GAAP financial measures.
Balance Sheet Review
Total assets were $16.35 billion at December 31, 2025, compared to $16.56 billion at September 30, 2025, and $16.20 billion at December 31, 2024. The decrease compared to the prior quarter was primarily due to a decrease in interest-bearing deposits held at other banks. Securities and interest-bearing deposits held at other banks totaled $3.22 billion at December 31, 2025, compared to $3.47 billion at September 30, 2025 and $3.40 billion at December 31, 2024. The average effective duration of the securities portfolio was approximately 6.2 years and 6.6 years at December 31, 2025 and December 31, 2024, respectively.
Total loans receivable were $11.72 billion at December 31, 2025, compared to $11.70 billion at September 30, 2025, and increased 3% from $11.35 billion at December 31, 2024. Commercial real estate loans totaled $4.05 billion at December 31, 2025, compared to $4.00 billion at September 30, 2025, and increased 5% from $3.86 billion at December 31, 2024. The increases from both periods reflected a combination of new loan production and the conversion of commercial construction loans to the commercial real estate portfolio upon completion of the construction phase. Multifamily real estate loans decreased to $850.8 million at December 31, 2025, compared to $860.7 million at September 30, 2025, and declined 5% from $894.4 million at December 31, 2024. The decreases from both periods were primarily due to payoffs and paydowns exceeding new production, partially offset by the conversion of multifamily construction loans to the multifamily real estate portfolio upon completion of the construction phase. Construction, land and land development loans totaled $1.71 billion at December 31, 2025, compared to $1.74 billion at September 30, 2025, and increased 13% from $1.52 billion at December 31, 2024. The increase was primarily attributable to new loan production and advances, partially offset by payoffs and transfers to permanent loan portfolios upon completion of the construction phase. Consumer loans increased 4% to $768.5 million at December 31, 2025, compared to $740.3 million at September 30, 2025, and increased 7% compared to $721.4 million at December 31, 2024. The increases from both periods reflected new loan production and advances, primarily related to home equity revolving lines of credit.
Loans held for sale were $42.9 million at December 31, 2025, compared to $20.3 million at September 30, 2025, and $32.0 million at December 31, 2024. One- to four- family residential mortgage held for sale loans sold in the current quarter totaled $104.2 million, compared to $136.9 million in the preceding quarter and $153.2 million in the fourth quarter a year ago. The increase in loans held for sale at December 31, 2025 compared to both the preceding quarter and the prior-year quarter was primarily attributable to lower sales volumes of one- to four-family residential mortgage loans held for sale during the current quarter.
Total deposits were $13.74 billion at December 31, 2025, compared to $14.02 billion at September 30, 2025, and $13.51 billion a year ago. Core deposits decreased 2% to $12.21 billion at December 31, 2025, compared to $12.48 billion at September 30, 2025, and increased 2% compared to $12.01 billion at December 31, 2024. The decrease compared to the preceding quarter primarily reflects decreases in non-interest-bearing deposits and interest-bearing transaction and savings accounts, as clients used excess liquidity to paydown operating lines of credit. The increase compared to the prior year quarter primarily reflects increases in interest-bearing transaction and savings accounts. Core deposits remained stable at 89% of total deposits at December 31, 2025, September 30, 2025, and December 31, 2024. Certificates of deposit decreased to $1.53 billion at December 31, 2025, compared to $1.54 billion at September 30, 2025, and increased 2% from $1.50 billion a year earlier.

BANR - Fourth Quarter 2025 Results
January 21, 2026

FHLB advances increased 50% to $150.0 million at December 31, 2025, compared to $100.0 million at September 30, 2025, and decreased 48% compared to $290.0 million a year ago, as deposits were used as the primary source of funds during the current quarter. At December 31, 2025, off-balance sheet liquidity included additional borrowing capacity of $3.65 billion at the FHLB and $1.55 billion at the Federal Reserve, as well as federal funds line of credit agreements with other financial institutions of $125.0 million.
At December 31, 2025, total common shareholders’ equity was $1.95 billion, or 11.90% of total assets, compared to $1.91 billion, or 11.55% of total assets at September 30, 2025, and $1.77 billion, or 10.95% of total assets at December 31, 2024. The increase in total common shareholders’ equity from September 30, 2025, was primarily attributable to a $34.0 million increase in retained earnings resulting from $51.2 million in net income, partially offset by the accrual of $17.3 million in cash dividends during the fourth quarter of 2025. In addition, Banner repurchased 249,975 shares of its common stock in the fourth quarter of 2025 at an average price of $63.14 per share. At December 31, 2025, tangible common shareholders’ equity, a non-GAAP financial measure, was $1.57 billion, or 9.84% of tangible assets, compared to $1.54 billion, or 9.50% of tangible assets, at September 30, 2025, and $1.40 billion, or 8.84% of tangible assets, a year ago. See “Additional Financial Information - Non-GAAP Financial Measures” on the final two pages of this press release for a reconciliation of non-GAAP financial measures.
Banner and Banner Bank continue to maintain capital levels in excess of the requirements to be categorized as “well-capitalized.” At December 31, 2025, Banner’s estimated common equity Tier 1 capital ratio was 12.81%, its estimated Tier 1 leverage capital to average assets ratio was 11.41%, and its estimated total capital to risk-weighted assets ratio was 14.69%. These regulatory capital ratios are estimates, pending completion and filing of Banner’s regulatory reports.
Credit Quality
The allowance for credit losses - loans was $160.3 million, or 1.37% of total loans receivable and 351% of non-performing loans, at December 31, 2025, compared to $159.7 million, or 1.36% of total loans receivable and 399% of non-performing loans, at September 30, 2025, and $155.5 million, or 1.37% of total loans receivable and 421% of non-performing loans, at December 31, 2024. The allowance ratio remained stable compared to both prior periods, reflecting consistent portfolio composition and credit performance, while continuing to provide substantial coverage of non-performing loans. In addition to the allowance for credit losses - loans, Banner maintains an allowance for credit losses - unfunded loan commitments, which was $15.0 million at December 31, 2025, compared to $14.0 million at September 30, 2025, and $13.6 million at December 31, 2024. Net loan charge-offs totaled $934,000 in the fourth quarter of 2025, compared to net loan charge-offs of $2.2 million and $2.3 million in the preceding quarter and fourth quarter a year ago, respectively. The decline in net charge-offs during the current quarter reflects stable borrower repayment performance and the absence of any significant credit events. Non-performing loans were $45.6 million at December 31, 2025, compared to $40.0 million at September 30, 2025, and $37.0 million a year ago. Substandard loans were $193.1 million as of December 31, 2025, compared to $174.0 million as of September 30, 2025, and $192.5 million a year ago. Total non-performing assets were $51.2 million, or 0.31% of total assets, at December 31, 2025, compared to $45.3 million, or 0.27% of total assets, at September 30, 2025, and $39.6 million, or 0.24% of total assets, a year ago.

Conference Call
Banner will host a conference call on Thursday, January 22, 2026, at 8:00 a.m. PST, to discuss its fourth quarter results. Interested investors may listen to the call live at www.bannerbank.com. Investment professionals are invited to dial (833) 470-1428 using access code 013437 to participate in the call. A replay of the call will be available at www.bannerbank.com.
About the Company
Banner Corporation is a $16.35 billion bank holding company operating a commercial bank in four Western states through a network of branches offering a full range of deposit services and business, commercial real estate, construction, residential, agricultural and consumer loans. Visit Banner Bank on the Web at www.bannerbank.com.

BANR - Fourth Quarter 2025 Results
January 21, 2026

Forward-Looking Statements
When used in this press release and in other documents filed with or furnished to the Securities and Exchange Commission (the “SEC”), in press releases or other public stockholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases “may,” “believe,” “will,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “plans,” “potential,” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date such statements are made and based only on information then actually known to Banner. Banner does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.
Forward-looking statements may relate to, among other things, future financial performance, strategic plans or objectives, revenues or earnings projections, and other financial or operational information. These statements are inherently subject to numerous risks and uncertainties, including ongoing market volatility and evolving global conditions, which may cause actual results to differ materially from those expressed or implied. These factors include, but are not limited to: (1) adverse impacts to economic conditions in our local market areas, other markets where the Company has lending relationships, or other aspects of the Company’s business operations or financial markets, including, without limitation, as a result of labor shortages, elevated inflation, recessionary pressures, or slowing economic growth; (2) changes in interest rate levels, volatility, and the timing and pace of such changes, including actions by the Federal Reserve, which could materially affect our net interest margin, funding costs, asset values, access to capital and liquidity; (3) the impact of inflation and monetary and fiscal policy responses thereto, and their impact on consumer and business behavior; (4) geopolitical developments and international conflicts, including but not limited to tensions or instability in Eastern Europe, South America, the Middle East, and Asia, or the imposition of new or increased tariffs and trade restrictions, which may disrupt financial markets, global supply chains, commodity prices, or economic activity in specific industry sectors, including, but not limited to, agriculture-based lending; (5) the effects of a federal government shutdown, debt ceiling standoff, or other fiscal policy uncertainty; (6) the impact of bank failures or adverse developments at other banks and related negative publicity about the banking industry in general on investor and depositor sentiment; (7) expectations regarding key growth initiatives and strategic priorities; (8) credit risks from lending activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for credit losses, which could necessitate additional provisions for credit losses, resulting both from loans originated and loans acquired from other financial institutions; (9) results of examinations by regulatory authorities, which could result in the imposition of penalties, required changes to our business practices, or additional reserves; (10) competitive pressures among depository and non-depository institutions that adversely affect pricing, market share, deposit flows or product offerings; (11) fluctuations in real estate values; (12) the ability to adapt to rapid technological changes, including advancements in artificial intelligence, digital banking platforms, and cybersecurity; (13) vulnerabilities in information systems or third-party service providers, including disruptions, breaches, or attacks; (14) market volatility or deterioration in capital markets affecting liquidity, valuations, or investor confidence; (15) the costs, effects and outcomes of litigation or other legal proceedings involving the Company; (16) legislation or regulatory changes, including but not limited to shifts in capital requirements, banking regulation, tax laws, or consumer protection laws; (17) climate-related risks and natural disasters, which may affect loan collateral, operations, or compliance obligations; (18) changes in accounting principles, policies or guidelines; (19) the impact of future acquisitions or business combinations, including related goodwill impairment risks and integration challenges; (20) effects of critical accounting policies and judgments, including the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; (21) other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services; and (22) other risks detailed from time to time in Banner’s other reports filed with and furnished to the Securities and Exchange Commission including Banner’s Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K.

BANR - Fourth Quarter 2025 Results
January 21, 2026

RESULTS OF OPERATIONS	Quarters Ended			Year Ended
(in thousands except shares and per share data)	Dec 31, 2025	Sep 30, 2025	Dec 31, 2024	Dec 31, 2025	Dec 31, 2024
INTEREST INCOME:
Loans receivable	$178,908	$179,065	$169,586	$702,023	$655,590
Mortgage-backed securities	14,750	15,090	16,086	61,000	66,085
Securities and cash equivalents	11,322	11,693	10,764	41,932	44,428
Total interest income	204,980	205,848	196,436	804,955	766,103
INTEREST EXPENSE:
Deposits	50,494	52,251	52,217	200,798	199,465
Federal Home Loan Bank (FHLB) advances	17	1,527	85	5,774	8,941
Other borrowings	693	694	817	2,756	4,299
Subordinated debt	1,328	1,387	2,781	7,708	11,682
Total interest expense	52,532	55,859	55,900	217,036	224,387
Net interest income	152,448	149,989	140,536	587,919	541,716
PROVISION FOR CREDIT LOSSES	2,441	2,670	3,000	13,045	7,581
Net interest income after provision for credit losses	150,007	147,319	137,536	574,874	534,135
NON-INTEREST INCOME:
Deposit fees and other service charges	10,681	10,955	11,018	43,240	43,371
Mortgage banking operations	3,617	3,298	3,686	13,244	12,207
Bank-owned life insurance	2,491	2,702	2,144	10,152	9,193
Miscellaneous	446	3,175	2,751	7,188	8,289
	17,235	20,130	19,599	73,824	73,060
Net gain (loss) on sale of securities	—	377	275	374	(5,190)
Net change in valuation of financial instruments carried at fair value	(2,010)	223	161	(1,384)	(982)
Total non-interest income	15,225	20,730	20,035	72,814	66,888
NON-INTEREST EXPENSE:
Salary and employee benefits	65,428	64,935	62,523	260,706	250,555
Less capitalized loan origination costs	(4,163)	(4,802)	(4,188)	(17,219)	(16,857)
Occupancy and equipment	11,852	12,518	12,141	48,723	48,771
Information and computer data services	9,041	8,199	7,471	33,067	29,165
Payment and card processing services	6,239	6,060	5,771	23,948	22,518
Professional and legal expenses	2,601	2,190	3,025	9,492	7,858
Advertising and marketing	1,676	1,395	1,711	4,748	5,149
Deposit insurance	2,850	2,867	2,857	11,314	11,398
State and municipal business and use taxes	1,751	1,655	1,518	6,276	5,648
Real estate operations, net	(43)	203	113	491	293
Amortization of core deposit intangibles	315	341	589	1,567	2,626
Miscellaneous	6,598	6,461	5,947	25,661	24,414
Total non-interest expense	104,145	102,022	99,478	408,774	391,538
Income before provision for income taxes	61,087	66,027	58,093	238,914	209,485
PROVISION FOR INCOME TAXES	9,838	12,525	11,702	43,532	40,587
NET INCOME	$51,249	$53,502	$46,391	$195,382	$168,898
Earnings per common share:
Basic	$1.50	$1.55	$1.34	$5.67	$4.90
Diluted	$1.49	$1.54	$1.34	$5.64	$4.88
Cumulative dividends declared per common share	$0.50	$0.48	$0.48	$1.94	$1.92
Weighted average number of common shares outstanding:
Basic	34,214,220	34,494,824	34,501,016	34,460,854	34,470,057
Diluted	34,408,587	34,659,346	34,743,024	34,656,802	34,628,710

BANR - Fourth Quarter 2025 Results
January 21, 2026

FINANCIAL CONDITION				Percentage Change
(in thousands except shares and per share data)	Dec 31, 2025	Sep 30, 2025	Dec 31, 2024	Prior Qtr	Prior Yr Qtr
ASSETS
Cash and due from banks	$182,772	$193,453	$203,402	(6)%	(10)%
Interest-bearing deposits	239,868	479,410	298,456	(50)%	(20)%
Total cash and cash equivalents	422,640	672,863	501,858	(37)%	(16)%
Securities - available for sale, amortized cost $2,271,471, $2,292,835 and $2,460,262, respectively	2,016,261	2,018,525	2,104,511	—%	(4)%
Securities - held to maturity, fair value $814,668, $815,434 and $825,528, respectively	961,196	971,603	1,001,564	(1)%	(4)%
Total securities	2,977,457	2,990,128	3,106,075	—%	(4)%
FHLB stock	16,476	14,226	22,451	16%	(27)%
Loans held for sale	42,902	20,334	32,021	111%	34%
Loans receivable	11,721,687	11,702,538	11,354,656	—%	3%
Allowance for credit losses – loans	(160,276)	(159,707)	(155,521)	—%	3%
Net loans receivable	11,561,411	11,542,831	11,199,135	—%	3%
Accrued interest receivable	60,525	64,914	60,885	(7)%	(1)%
Property and equipment, net	111,522	113,848	124,589	(2)%	(10)%
Goodwill	373,121	373,121	373,121	—%	—%
Other intangibles, net	1,491	1,806	3,058	(17)%	(51)%
Bank-owned life insurance	319,347	317,469	312,549	1%	2%
Operating lease right-of-use assets	32,736	35,494	39,998	(8)%	(18)%
Other assets	434,860	416,047	424,297	5%	2%
Total assets	$16,354,488	$16,563,081	$16,200,037	(1)%	1%
LIABILITIES
Deposits:
Non-interest-bearing	$4,489,839	$4,572,338	$4,591,543	(2)%	(2)%
Interest-bearing transaction and savings accounts	7,721,003	7,903,215	7,423,183	(2)%	4%
Interest-bearing certificates	1,532,304	1,540,382	1,499,672	(1)%	2%
Total deposits	13,743,146	14,015,935	13,514,398	(2)%	2%
Advances from FHLB	150,000	100,000	290,000	50%	(48)%
Other borrowings	107,715	120,536	125,257	(11)%	(14)%
Subordinated notes, net	—	—	80,278	—%	(100)%
Junior subordinated debentures at fair value	79,151	76,251	67,477	4%	17%
Operating lease liabilities	35,755	38,826	43,472	(8)%	(18)%
Accrued expenses and other liabilities	245,266	251,464	258,070	(2)%	(5)%
Deferred compensation	47,158	47,177	46,759	—%	1%
Total liabilities	14,408,191	14,650,189	14,425,711	(2)%	—%
SHAREHOLDERS’ EQUITY
Common stock	1,282,505	1,295,821	1,307,509	(1)%	(2)%
Retained earnings	871,803	837,826	744,091	4%	17%
Accumulated other comprehensive loss	(208,011)	(220,755)	(277,274)	(6)%	(25)%
Total shareholders’ equity	1,946,297	1,912,892	1,774,326	2%	10%
Total liabilities and shareholders’ equity	$16,354,488	$16,563,081	$16,200,037	(1)%	1%
Common Shares Issued:
Shares outstanding at end of period	34,097,856	34,335,297	34,459,832
Common shareholders’ equity per share (1)	$57.08	$55.71	$51.49
Common shareholders’ tangible equity per share (1) (2)	$46.09	$44.79	$40.57
Common shareholders’ equity to total assets	11.90%	11.55%	10.95%
Common shareholders’ tangible equity to tangible assets (2)	9.84%	9.50%	8.84%
Consolidated Tier 1 leverage capital ratio	11.41%	11.33%	11.05%

(1)	Calculation is based on number of common shares outstanding at the end of the period rather than weighted average shares outstanding.
(2)	Common shareholders’ tangible equity and tangible assets exclude goodwill and other intangible assets. These ratios represent non-GAAP financial measures. See, “Additional Financial Information - Non-GAAP Financial Measures” on the final two pages of this press release for a reconciliation of non-GAAP financial measures.

BANR - Fourth Quarter 2025 Results
January 21, 2026

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)

LOANS				Percentage Change
	Dec 31, 2025	Sep 30, 2025	Dec 31, 2024	Prior Qtr	Prior Yr Qtr
Commercial real estate (CRE):
Owner-occupied	$1,138,298	$1,134,559	$1,027,426	—%	11%
Investment properties	1,701,413	1,652,141	1,623,672	3%	5%
Small balance CRE	1,212,357	1,210,357	1,213,792	—%	—%
Multifamily real estate	850,789	860,650	894,425	(1)%	(5)%
Construction, land and land development:
Commercial construction	156,021	144,125	122,362	8%	28%
Multifamily construction	514,330	586,104	513,706	(12)%	—%
One- to four-family construction	607,447	578,128	514,220	5%	18%
Land and land development	433,678	427,348	369,663	1%	17%
Commercial business:
Commercial business	1,225,108	1,254,460	1,318,333	(2)%	(7)%
Small business scored	1,187,360	1,176,889	1,104,117	1%	8%
Agricultural business, including secured by farmland:
Agricultural business, including secured by farmland	353,152	354,884	340,280	—%	4%
One- to four-family residential	1,573,191	1,582,605	1,591,260	(1)%	(1)%
Consumer:
Consumer—home equity revolving lines of credit	679,489	649,188	625,680	5%	9%
Consumer—other	89,054	91,100	95,720	(2)%	(7)%
Total loans receivable	$11,721,687	$11,702,538	$11,354,656	—%	3%
Loans 30 - 89 days past due and on accrual	$26,767	$14,674	$26,824
Total delinquent loans (including loans on non-accrual), net	$63,093	$45,529	$55,432
Total delinquent loans / Total loans receivable	0.54%	0.39%	0.49%

LOANS BY GEOGRAPHIC LOCATION					Percentage Change
	Dec 31, 2025		Sep 30, 2025	Dec 31, 2024	Prior Qtr	Prior Yr Qtr
	Amount	Percentage	Amount	Amount
Washington	$5,371,200	46%	$5,407,327	$5,245,886	(1)%	2%
California	3,105,405	26%	3,064,993	2,861,435	1%	9%
Oregon	2,159,404	18%	2,137,422	2,113,229	1%	2%
Idaho	667,343	6%	668,949	665,158	—%	—%
Utah	82,594	1%	79,697	82,459	4%	—%
Other	335,741	3%	344,150	386,489	(2)%	(13)%
Total loans receivable	$11,721,687	100%	$11,702,538	$11,354,656	—%	3%

BANR - Fourth Quarter 2025 Results
January 21, 2026

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)

LOAN ORIGINATIONS	Quarters Ended			Year Ended
	Dec 31, 2025	Sep 30, 2025	Dec 31, 2024	Dec 31, 2025	Dec 31, 2024
Commercial real estate	$136,604	$118,354	$124,554	$508,188	$408,546
Multifamily real estate	4,300	2,500	3,120	29,420	6,593
Construction and land	362,199	369,363	303,345	1,430,337	1,759,799
Commercial business	219,592	167,627	250,515	694,614	752,269
Agricultural business	28,815	7,681	17,177	63,675	79,715
One-to four-family residential	7,219	6,817	29,531	24,666	106,085
Consumer	108,578	122,193	73,791	413,401	356,543
Total loan originations (excluding loans held for sale)	$867,307	$794,535	$802,033	$3,164,301	$3,469,550

BANR - Fourth Quarter 2025 Results
January 21, 2026

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)

CHANGE IN THE ALLOWANCE FOR CREDIT LOSSES – LOANS	Quarters Ended			Year Ended
	Dec 31, 2025	Sep 30, 2025	Dec 31, 2024	Dec 31, 2025	Dec 31, 2024
Balance, beginning of period	$159,707	$160,501	$154,585	$155,521	$149,643
Provision for credit losses – loans	1,503	1,384	3,219	11,637	8,563
Recoveries of loans previously charged off:
Commercial real estate	48	36	1,215	194	2,767
Construction and land	4	725	—	729	—
One- to four-family real estate	14	13	124	273	171
Commercial business	93	99	245	1,110	1,963
Agricultural business, including secured by farmland	68	99	2	178	304
Consumer	83	78	164	448	476
	310	1,050	1,750	2,932	5,681
Loans charged off:
Commercial real estate	—	—	(4)	—	(351)
Construction and land	—	(218)	(5)	(218)	(150)
One- to four-family real estate	—	—	—	(13)	—
Commercial business	(837)	(518)	(3,595)	(5,548)	(5,955)
Agricultural business, including secured by farmland	—	(2,054)	—	(2,416)	—
Consumer	(407)	(438)	(429)	(1,619)	(1,910)
	(1,244)	(3,228)	(4,033)	(9,814)	(8,366)
Net charge-offs	(934)	(2,178)	(2,283)	(6,882)	(2,685)
Balance, end of period	$160,276	$159,707	$155,521	$160,276	$155,521
Net charge-offs / average loans receivable	(0.008)%	(0.019)%	(0.020)%	(0.059)%	(0.024)%

ALLOCATION OF ALLOWANCE FOR CREDIT LOSSES – LOANS	Dec 31, 2025	Sep 30, 2025	Dec 31, 2024
Commercial real estate	$41,599	$41,191	$40,830
Multifamily real estate	9,805	9,901	10,308
Construction and land	35,508	35,144	29,038
One- to four-family real estate	19,552	20,485	20,807
Commercial business	37,785	37,646	38,611
Agricultural business, including secured by farmland	5,567	5,268	5,727
Consumer	10,460	10,072	10,200
Total allowance for credit losses – loans	$160,276	$159,707	$155,521
Allowance for credit losses - loans / Total loans receivable	1.37%	1.36%	1.37%
Allowance for credit losses - loans / Non-performing loans	351%	399%	421%

CHANGE IN THE ALLOWANCE FOR CREDIT LOSSES - UNFUNDED LOAN COMMITMENTS	Quarters Ended			Year Ended
	Dec 31, 2025	Sep 30, 2025	Dec 31, 2024	Dec 31, 2025	Dec 31, 2024
Balance, beginning of period	$14,040	$12,750	$13,765	$13,562	$14,484
Provision (recapture) for credit losses - unfunded loan commitments	945	1,290	(203)	1,423	(922)
Balance, end of period	$14,985	$14,040	$13,562	$14,985	$13,562

BANR - Fourth Quarter 2025 Results
January 21, 2026

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)

NON-PERFORMING ASSETS	Dec 31, 2025	Sep 30, 2025	Dec 31, 2024
Loans on non-accrual status:
Secured by real estate:
Commercial	$525	$460	$2,186
Construction and land	5,175	4,240	3,963
One- to four-family	19,855	16,576	10,016
Commercial business	6,751	6,824	7,067
Agricultural business, including secured by farmland	4,609	5,765	8,485
Consumer	4,610	4,877	4,835
	41,525	38,742	36,552
Loans more than 90 days delinquent, still on accrual:
Secured by real estate:
Commercial	—	274	—
Construction and land	1,268	—	—
One- to four-family	2,698	834	369
Commercial business	—	166	—
Consumer	148	—	35
	4,114	1,274	404
Total non-performing loans	45,639	40,016	36,956
REO	5,578	5,272	2,367
Other repossessed assets	18	—	300
Total non-performing assets	$51,235	$45,288	$39,623
Total non-performing assets to total assets	0.31%	0.27%	0.24%

LOANS BY CREDIT RISK RATING	Dec 31, 2025	Sep 30, 2025	Dec 31, 2024
Pass	$11,446,550	$11,491,485	$11,118,744
Special Mention	82,060	37,013	43,451
Substandard	193,077	174,040	192,461
Total	$11,721,687	$11,702,538	$11,354,656

BANR - Fourth Quarter 2025 Results
January 21, 2026

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)

DEPOSIT COMPOSITION				Percentage Change
	Dec 31, 2025	Sep 30, 2025	Dec 31, 2024	Prior Qtr	Prior Yr Qtr
Non-interest-bearing	$4,489,839	$4,572,338	$4,591,543	(2)%	(2)%
Interest-bearing checking	2,609,080	2,734,822	2,393,864	(5)%	9%
Regular savings accounts	3,723,922	3,705,823	3,478,423	—%	7%
Money market accounts	1,388,001	1,462,570	1,550,896	(5)%	(11)%
Total interest-bearing transaction and savings accounts	7,721,003	7,903,215	7,423,183	(2)%	4%
Total core deposits	12,210,842	12,475,553	12,014,726	(2)%	2%
Interest-bearing certificates	1,532,304	1,540,382	1,499,672	(1)%	2%
Total deposits	$13,743,146	$14,015,935	$13,514,398	(2)%	2%

GEOGRAPHIC CONCENTRATION OF DEPOSITS	Dec 31, 2025		Sep 30, 2025	Dec 31, 2024	Percentage Change
	Amount	Percentage	Amount	Amount	Prior Qtr	Prior Yr Qtr
Washington	$7,500,215	55%	$7,648,527	$7,441,413	(2)%	1%
Oregon	3,035,104	22%	3,081,329	2,981,327	(2)%	2%
California	2,483,948	18%	2,542,903	2,392,573	(2)%	4%
Idaho	723,879	5%	743,176	699,085	(3)%	4%
Total deposits	$13,743,146	100%	$14,015,935	$13,514,398	(2)%	2%

INCLUDED IN TOTAL DEPOSITS	Dec 31, 2025	Sep 30, 2025	Dec 31, 2024
Public non-interest-bearing accounts	$138,860	$139,999	$165,667
Public interest-bearing transaction & savings accounts	234,669	230,192	248,746
Public interest-bearing certificates	34,431	35,660	25,423
Total public deposits	$407,960	$405,851	$439,836
Collateralized public deposits	$312,310	$312,142	$336,376
Total brokered deposits	$50,002	$49,989	$50,346

AVERAGE ACCOUNT BALANCE PER DEPOSIT ACCOUNT	Dec 31, 2025	Sep 30, 2025	Dec 31, 2024
Number of deposit accounts	445,989	449,087	460,004
Average account balance per account	$31	$31	$30

BANR - Fourth Quarter 2025 Results
January 21, 2026

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
ESTIMATED REGULATORY CAPITAL RATIOS AS OF DECEMBER 31, 2025	Actual		Minimum to be categorized as "Adequately Capitalized"		Minimum to be categorized as "Well Capitalized"
	Amount	Ratio	Amount	Ratio	Amount	Ratio

Banner Corporation-consolidated:
Total capital to risk-weighted assets	$2,033,807	14.69%	$1,107,905	8.00%	$1,384,881	10.00%
Tier 1 capital to risk-weighted assets	1,860,667	13.44%	830,929	6.00%	830,929	6.00%
Tier 1 leverage capital to average assets	1,860,667	11.41%	652,140	4.00%	n/a	n/a
Common equity tier 1 capital to risk-weighted assets	1,774,167	12.81%	623,197	4.50%	n/a	n/a
Banner Bank:
Total capital to risk-weighted assets	1,957,619	14.14%	1,107,308	8.00%	1,384,135	10.00%
Tier 1 capital to risk-weighted assets	1,784,571	12.89%	830,481	6.00%	1,107,308	8.00%
Tier 1 leverage capital to average assets	1,784,571	10.95%	651,888	4.00%	814,860	5.00%
Common equity tier 1 capital to risk-weighted assets	1,784,571	12.89%	622,861	4.50%	899,687	6.50%

These regulatory capital ratios are estimates, pending completion and filing of Banner’s regulatory reports.

BANR - Fourth Quarter 2025 Results
January 21, 2026

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
(rates / ratios annualized)
ANALYSIS OF NET INTEREST SPREAD	Quarters Ended
	Dec 31, 2025			Sep 30, 2025			Dec 31, 2024
	Average Balance	Interest and Dividends	Yield / Cost (3)	Average Balance	Interest and Dividends	Yield / Cost (3)	Average Balance	Interest and Dividends	Yield / Cost (3)
Interest-earning assets:
Held for sale loans	$31,892	$487	6.06%	$32,109	$531	6.56%	$61,585	$1,049	6.78%
Real estate secured loans	9,759,170	148,310	6.03%	9,651,895	147,682	6.07%	9,267,076	136,831	5.87%
Commercial/agricultural loans	1,877,966	30,430	6.43%	1,869,782	31,124	6.60%	1,900,337	31,873	6.67%
Consumer and other loans	119,212	2,076	6.91%	119,593	2,114	7.01%	124,726	2,078	6.63%
Total loans (1)	11,788,240	181,303	6.10%	11,673,379	181,451	6.17%	11,353,724	171,831	6.02%
Mortgage-backed securities	2,379,784	14,943	2.49%	2,445,497	15,269	2.48%	2,576,908	16,228	2.51%
Other securities	869,066	9,141	4.17%	854,725	9,065	4.21%	919,742	10,281	4.45%
Interest-bearing deposits with banks	293,188	2,786	3.77%	291,147	3,053	4.16%	107,404	1,043	3.86%
FHLB stock	9,849	300	12.08%	15,729	463	11.68%	9,887	316	12.71%
Total investment securities	3,551,887	27,170	3.03%	3,607,098	27,850	3.06%	3,613,941	27,868	3.07%
Total interest-earning assets	15,340,127	208,473	5.39%	15,280,477	209,301	5.43%	14,967,665	199,699	5.31%
Non-interest-earning assets	1,081,392			1,022,905			1,016,366
Total assets	$16,421,519			$16,303,382			$15,984,031
Deposits:
Interest-bearing checking accounts	$2,671,378	10,550	1.57%	$2,618,924	10,834	1.64%	$2,377,179	9,279	1.55%
Savings accounts	3,739,496	19,623	2.08%	3,616,728	20,170	2.21%	3,441,196	19,447	2.25%
Money market accounts	1,430,674	6,926	1.92%	1,471,938	7,799	2.10%	1,584,092	8,510	2.14%
Certificates of deposit	1,539,845	13,395	3.45%	1,510,966	13,448	3.53%	1,513,966	14,981	3.94%
Total interest-bearing deposits	9,381,393	50,494	2.14%	9,218,556	52,251	2.25%	8,916,433	52,217	2.33%
Non-interest-bearing deposits	4,584,612	—	—%	4,573,009	—	—%	4,640,557	—	—%
Total deposits	13,966,005	50,494	1.43%	13,791,565	52,251	1.50%	13,556,990	52,217	1.53%
Other interest-bearing liabilities:
FHLB advances	1,630	17	4.14%	133,380	1,527	4.54%	7,522	85	4.50%
Other borrowings	114,685	693	2.40%	119,727	694	2.30%	143,097	817	2.27%
Junior subordinated debentures and subordinated notes	89,178	1,328	5.91%	89,178	1,387	6.17%	169,678	2,781	6.52%
Total borrowings	205,493	2,038	3.93%	342,285	3,608	4.18%	320,297	3,683	4.57%
Total funding liabilities	14,171,498	52,532	1.47%	14,133,850	55,859	1.57%	13,877,287	55,900	1.60%
Other non-interest-bearing liabilities (2)	324,492			296,036			324,447
Total liabilities	14,495,990			14,429,886			14,201,734
Shareholders’ equity	1,925,529			1,873,496			1,782,297
Total liabilities and shareholders’ equity	$16,421,519			$16,303,382			$15,984,031
Net interest income/rate spread (tax equivalent)		155,941	3.92%		153,442	3.86%		143,799	3.71%
Net interest margin (tax equivalent)			4.03%			3.98%			3.82%
Reconciliation to reported net interest income:
Adjustments for taxable equivalent basis		(3,493)			(3,453)			(3,263)
Net interest income and margin, as reported		$152,448	3.94%		$149,989	3.89%		$140,536	3.74%
Additional Key Financial Ratios:
Return on average assets			1.24%			1.30%			1.15%
Adjusted return on average assets (4)			1.29%			1.28%			1.15%
Return on average equity			10.56%			11.33%			10.35%
Adjusted return on average equity (4)			10.97%			11.18%			10.28%
Return on average tangible common equity (4)			13.11%			14.17%			13.13%
Average equity/average assets			11.73%			11.49%			11.15%
Average interest-earning assets/average interest-bearing liabilities			160.01%			159.82%			162.05%
Average interest-earning assets/average funding liabilities			108.25%			108.11%			107.86%
Non-interest income/average assets			0.37%			0.50%			0.50%
Non-interest expense/average assets			2.52%			2.48%			2.48%
Efficiency ratio			62.11%			59.76%			61.95%
Adjusted efficiency ratio (4)			59.87%			58.54%			60.74%
(1)Average balances include loans accounted for on a nonaccrual basis and accruing loans 90 days or more past due. Amortization of net deferred loan fees/costs is included with interest on loans.
(2)Average other non-interest-bearing liabilities include fair value adjustments related to junior subordinated debentures.
(3)Tax-exempt income is calculated on a tax equivalent basis. The tax equivalent yield adjustment to interest earned on loans was $2.4 million for both the quarters ended December 31, 2025 and September 30, 2025, and $2.2 million for the quarter ended December 31, 2024. The tax equivalent yield adjustment to interest earned on tax exempt securities was $1.1 million for both the quarters ended December 31, 2025 and September 30, 2025, and $1.0 million for the quarter ended December 31, 2024.
(4)Represent non-GAAP financial measures. See, “Additional Financial Information - Non-GAAP Financial Measures” on the final two pages of this press release for a reconciliation of non-GAAP financial measures.

BANR - Fourth Quarter 2025 Results
January 21, 2026

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
(rates / ratios annualized)
ANALYSIS OF NET INTEREST SPREAD	Year Ended
	Dec 31, 2025			Dec 31, 2024
	Average Balance	Interest and Dividends	Yield/Cost (3)	Average Balance	Interest and Dividends	Yield/Cost (3)
Interest-earning assets:
Held for sale loans	$29,133	$1,878	6.45%	$27,627	$1,875	6.79%
Real estate secured loans	9,586,917	577,625	6.03%	9,094,276	526,842	5.79%
Commercial/agricultural loans	1,894,615	123,502	6.52%	1,871,024	127,028	6.79%
Consumer and other loans	120,351	8,369	6.95%	129,929	8,584	6.61%
Total loans (1)	11,631,016	711,374	6.12%	11,122,856	664,329	5.97%
Mortgage-backed securities	2,465,805	61,683	2.50%	2,650,010	66,652	2.52%
Other securities	879,735	37,454	4.26%	951,515	44,083	4.63%
Interest-bearing deposits with banks	182,332	6,900	3.78%	65,650	2,573	3.92%
FHLB stock	15,357	1,134	7.38%	16,658	1,302	7.82%
Total investment securities	3,543,229	107,171	3.02%	3,683,833	114,610	3.11%
Total interest-earning assets	15,174,245	818,545	5.39%	14,806,689	778,939	5.26%
Non-interest-earning assets	1,026,395			967,122
Total assets	$16,200,640			$15,773,811
Deposits:
Interest-bearing checking accounts	$2,535,133	39,383	1.55%	$2,233,902	33,113	1.48%
Savings accounts	3,576,179	76,733	2.15%	3,231,631	71,225	2.20%
Money market accounts	1,487,141	30,314	2.04%	1,632,092	35,206	2.16%
Certificates of deposit	1,517,967	54,368	3.58%	1,514,726	59,921	3.96%
Total interest-bearing deposits	9,116,420	200,798	2.20%	8,612,351	199,465	2.32%
Non-interest-bearing deposits	4,541,445	—	—%	4,647,100	—	—%
Total deposits	13,657,865	200,798	1.47%	13,259,451	199,465	1.50%
Other interest-bearing liabilities:
FHLB advances	126,562	5,774	4.56%	159,954	8,941	5.59%
Other borrowings	122,787	2,756	2.24%	164,613	4,299	2.61%
Junior subordinated debentures and subordinated notes	128,877	7,708	5.98%	177,361	11,682	6.59%
Total borrowings	378,226	16,238	4.29%	501,928	24,922	4.97%
Total funding liabilities	14,036,091	217,036	1.55%	13,761,379	224,387	1.63%
Other non-interest-bearing liabilities (2)	304,718			308,667
Total liabilities	14,340,809			14,070,046
Shareholders’ equity	1,859,831			1,703,765
Total liabilities and shareholders’ equity	$16,200,640			$15,773,811
Net interest income/rate spread (tax equivalent)		601,509	3.84%		554,552	3.63%
Net interest margin (tax equivalent)			3.96%			3.75%
Reconciliation to reported net interest income:
Adjustments for taxable equivalent basis		(13,590)			(12,836)
Net interest income and margin, as reported		$587,919	3.87%		$541,716	3.66%
Additional Key Financial Ratios:
Return on average assets			1.21%			1.07%
Adjusted return on average assets (4)			1.22%			1.10%
Return on average equity			10.51%			9.91%
Adjusted return on average equity (4)			10.63%			10.19%
Return on average tangible common equity (4)			13.16%			12.73%
Average equity/average assets			11.48%			10.80%
Average interest-earning assets/average interest-bearing liabilities			159.82%			162.46%
Average interest-earning assets/average funding liabilities			108.11%			107.60%
Non-interest income/average assets			0.45%			0.42%
Non-interest expense/average assets			2.52%			2.48%
Efficiency ratio			61.87%			64.33%
Adjusted efficiency ratio (4)			60.19%			62.29%
(1)Average balances include loans accounted for on a nonaccrual basis and loans 90 days or more past due. Amortization of net deferred loan fees/costs is included with interest on loans.
(2)Average other non-interest-bearing liabilities include fair value adjustments related to junior subordinated debentures.
(3)Tax-exempt income is calculated on a tax equivalent basis. The tax equivalent yield adjustment to interest earned on loans was $9.4 million and $8.7 million for the years ended December 31, 2025 and 2024, respectively. The tax equivalent yield adjustment to interest earned on tax exempt securities was $4.2 million and $4.1 million for the years ended December 31, 2025 and 2024, respectively.
(4)Represent non-GAAP financial measures. See, “Additional Financial Information - Non-GAAP Financial Measures” on the final two pages of this press release for a reconciliation of non-GAAP financial measures.

BANR - Fourth Quarter 2025 Results
January 21, 2026

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)

* Non-GAAP Financial Measures
In addition to results presented in accordance with generally accepted accounting principles in the United States of America (GAAP), this earnings release contains certain non-GAAP financial measures. Tangible common shareholders’ equity per share and the ratio of tangible common equity to tangible assets, and references to adjusted revenue, adjusted earnings, the adjusted return on average assets, the adjusted return on average equity and the adjusted efficiency ratio represent non-GAAP financial measures. Management has presented these non-GAAP financial measures in this earnings release because it believes that they provide useful and comparative information to assess trends in Banner’s core operations reflected in the current quarter’s results and facilitate the comparison of our performance with the performance of our peers. However, these non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP. Where applicable, comparable earnings information using GAAP financial measures is also presented. Because not all companies use the same calculations, our presentation may not be comparable to other similarly titled measures as calculated by other companies. For a reconciliation of these non-GAAP financial measures, see the tables below:

ADJUSTED REVENUE	Quarters Ended			Year Ended
	Dec 31, 2025	Sep 30, 2025	Dec 31, 2024	Dec 31, 2025	Dec 31, 2024
Net interest income (GAAP)	$152,448	$149,989	$140,536	$587,919	$541,716
Non-interest income (GAAP)	15,225	20,730	20,035	72,814	66,888
Total revenue (GAAP)	167,673	170,719	160,571	660,733	608,604
Exclude: Net (gain) loss on sale of securities	—	(377)	(275)	(374)	5,190
Net change in valuation of financial instruments carried at fair value	2,010	(223)	(161)	1,384	982
Losses (gains) incurred on building and lease exits	169	(1,373)	—	(285)	—
Adjusted revenue (non-GAAP)	$169,852	$168,746	$160,135	$661,458	$614,776

ADJUSTED EARNINGS	Quarters Ended			Year Ended
	Dec 31, 2025	Sep 30, 2025	Dec 31, 2024	Dec 31, 2025	Dec 31, 2024
Net income (GAAP)	$51,249	$53,502	$46,391	$195,382	$168,898
Exclude: Net (gain) loss on sale of securities	—	(377)	(275)	(374)	5,190
Net change in valuation of financial instruments carried at fair value	2,010	(223)	(161)	1,384	982
Building and lease exit costs	603	(331)	—	2,025	—
Related net tax (benefit) expense	(627)	224	105	(728)	(1,481)
Total adjusted earnings (non-GAAP)	$53,235	$52,795	$46,060	$197,689	$173,589

Diluted earnings per share (GAAP)	$1.49	$1.54	$1.34	$5.64	$4.88
Diluted adjusted earnings per share (non-GAAP)	$1.55	$1.52	$1.33	$5.70	$5.01
Return on average assets	1.24%	1.30%	1.15%	1.21%	1.07%
Adjusted return on average assets (1)	1.29%	1.28%	1.15%	1.22%	1.10%
Return on average equity	10.56%	11.33%	10.35%	10.51%	9.91%
Adjusted return on average equity (2)	10.97%	11.18%	10.28%	10.63%	10.19%

AVERAGE TANGIBLE COMMON EQUITY	Quarters Ended			Year Ended
	Dec 31, 2025	Sep 30, 2025	Dec 31, 2024	Dec 31, 2025	Dec 31, 2024
Average common shareholder’s equity	$1,925,529	$1,873,496	$1,782,297	$1,859,831	$1,703,765
Exclude: Average goodwill and other intangible assets, net	374,764	375,093	376,461	375,318	377,408
Average tangible common equity	$1,550,765	$1,498,403	$1,405,836	$1,484,513	$1,326,357

Return on average common equity (3)	13.11%	14.17%	13.13%	13.16%	12.73%

(1)Adjusted earnings (non-GAAP) divided by average assets.
(2)Adjusted earnings (non-GAAP) divided by average equity.
(3)Net Income (GAAP) divided by average tangible common equity.

BANR - Fourth Quarter 2025 Results
January 21, 2026

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
ADJUSTED EFFICIENCY RATIO	Quarters Ended			Year Ended
	Dec 31, 2025	Sep 30, 2025	Dec 31, 2024	Dec 31, 2025	Dec 31, 2024
Non-interest expense (GAAP)	$104,145	$102,022	$99,478	$408,774	$391,538
Exclude: CDI amortization	(315)	(341)	(589)	(1,567)	(2,626)
State/municipal tax expense	(1,751)	(1,655)	(1,518)	(6,276)	(5,648)
REO operations	43	(203)	(113)	(491)	(293)
Building and lease exit costs	(434)	(1,042)	—	(2,310)	—
Adjusted non-interest expense (non-GAAP)	$101,688	$98,781	$97,258	$398,130	$382,971

Net interest income (GAAP)	$152,448	$149,989	$140,536	$587,919	$541,716
Non-interest income (GAAP)	15,225	20,730	20,035	72,814	66,888
Total revenue (GAAP)	167,673	170,719	160,571	660,733	608,604
Exclude: Net (gain) loss on sale of securities	—	(377)	(275)	(374)	5,190
Net change in valuation of financial instruments carried at fair value	2,010	(223)	(161)	1,384	982
Losses (gains) incurred on building and lease exits	169	(1,373)	—	(285)	—
Adjusted revenue (non-GAAP)	$169,852	$168,746	$160,135	$661,458	$614,776

Efficiency ratio (GAAP)	62.11%	59.76%	61.95%	61.87%	64.33%
Adjusted efficiency ratio (non-GAAP) (1)	59.87%	58.54%	60.74%	60.19%	62.29%

(1)Adjusted non-interest expense (non-GAAP) divided by adjusted revenue (non-GAAP).

TANGIBLE COMMON SHAREHOLDERS’ EQUITY TO TANGIBLE ASSETS
	Dec 31, 2025	Sep 30, 2025	Dec 31, 2024
Shareholders’ equity (GAAP)	$1,946,297	$1,912,892	$1,774,326
Exclude goodwill and other intangible assets, net	374,612	374,927	376,179
Tangible common shareholders’ equity (non-GAAP)	$1,571,685	$1,537,965	$1,398,147

Total assets (GAAP)	$16,354,488	$16,563,081	$16,200,037
Exclude goodwill and other intangible assets, net	374,612	374,927	376,179
Total tangible assets (non-GAAP)	$15,979,876	$16,188,154	$15,823,858
Common shareholders’ equity to total assets (GAAP)	11.90%	11.55%	10.95%
Tangible common shareholders’ equity to tangible assets (non-GAAP)	9.84%	9.50%	8.84%

TANGIBLE COMMON SHAREHOLDERS’ EQUITY PER SHARE
Shareholders’ equity (GAAP)	$1,946,297	$1,912,892	$1,774,326
Tangible common shareholders’ equity (non-GAAP)	$1,571,685	$1,537,965	$1,398,147
Common shares outstanding at end of period	34,097,856	34,335,297	34,459,832
Common shareholders’ equity (book value) per share (GAAP)	$57.08	$55.71	$51.49
Tangible common shareholders’ equity (tangible book value) per share (non-GAAP)	$46.09	$44.79	$40.57